Exhibit 10.28

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of the 16th day of July, 2007 by and between VANTAMPA PLAZA HOTEL, INC., a Florida corporation (“Seller”), and MHI HOSPITALITY CORPORATION, a Delaware Corporation, or its permitted assigns (“Buyer”).

W I T N E S S E T H:

WHEREAS, Buyer desires to purchase and Seller desires to sell the property described herein;

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) paid by Buyer to Seller, and the mutual covenants of Seller and Buyer contained herein, Seller and Buyer hereby agree as follows:

1. Agreement to Purchase and Sell. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller:

A. Certain real property consisting of approximately +/- 3.82 acres of land located at 5303 West Kennedy Boulevard, Tampa, Florida, and the improvements located thereon (“the Property”) consisting of a 250 room hotel that is presently closed;

B. All of the personal property and equipment owned by Seller and located in or at the Hotel and used in connection therewith, including but not limited to, cleaning equipment, furniture, fixtures, carpets, rugs, draperies, mechanical and electrical equipment, and office equipment, (collectively, the “Personal Property”).

C. To the extent owned by Seller and relating to or located on or in the Hotel and transferable by Seller, the telephone number for the Hotel, zoning approvals and entitlements, surveys, plans and specifications, licenses and permits, contractor and maintenance files, service manuals, notices of compliance with state and federal and all governmental agencies and regulations, estoppel certificates or affidavits, and guaranties and warranties as to Personal Property which pertain to the Hotel or are used in connection therewith (collectively, the “Permits and Licenses”);

D. There are no leases for equipment, services contracts, or other agreements associated with the ownership of the Hotel, except as listed on Schedule I attached hereto. Notwithstanding any agreement to purchase and sell found in Paragraph 1 herein, or in any other Paragraph of this Agreement, Buyer reserves the right not to assume any equipment leases associated with the Hotel; and

E. The Property, Hotel, Personal Property, and Permits and Licenses, are conveyed “as is” “where is” in their present condition and Seller conveys same with no warranty or implied suitability of use.

2. Purchase Price. The Purchase Price for the Assets is Thirteen Million Five Hundred Thousand and 00/l00th Dollars ($13,500,000.00) (the “Purchase Price”). The term “Assets” as used herein shall mean and include the Property, the Hotel, the Personal Property, the Permits and Licenses, and such other assets used in connection with the ownership of the Hotel.

A. Within five (5) days following the execution of this Agreement by both Seller and Buyer, a deposit of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Initial Deposit”) will be paid by Buyer to Chicago Title Insurance Company (the “Escrow Agent”) as a good faith deposit, which deposit shall be applied to the Purchase Price at Closing.

B. Within five (5) days following the end of the Due Diligence Period (as defined hereinunder) and in the event Seller elects to proceed to Closing, a second deposit of Five Hundred Thousand Dollars ($500,000.00) (the “Secondary Deposit”) will be paid by Buyer to the Escrow Agent as an additional good faith deposit, which deposit shall be applied to the Purchase Price at Closing;

C. In the event Buyer elects to extend Closing pursuant to its option as described below, five (5) days prior to the original Closing Date Buyer will tender a third deposit of Two Hundred Fifty Thousand Dollars ($250,000.00)(the “Extension Deposit”) to the Escrow Agent as a good faith deposit, which deposit shall be applied to the Purchase Price; and

D. The difference in the Purchase Price and the Initial Deposit, the Secondary Deposit, and the Extension Deposit (if applicable) shall be paid by Buyer to Seller at Closing by wire transfer of funds immediately available to Seller.

3. Escrow of Deposit. The Initial Deposit, the Secondary Deposit and the Extension Deposit (if applicable) shall be held in escrow by the Escrow Agent as a good faith deposit. Buyer and Seller will execute the escrow agent’s standard escrow agreement document.

4. Conditions.

A. Buyer shall have a period (“Inspection Period”) beginning on the date this Agreement is executed by all parties and expiring forty five (45) calendar days thereafter. During the Inspection Period, Buyer may notify Seller that Buyer does not wish to close on the purchase of the Assets, in which event this Agreement shall terminate, the Initial Deposit shall be refunded to Buyer, and neither party shall have any further obligation to the other with respect to this Agreement. If Buyer elects to proceed forward to Closing, Buyer’s Initial Deposit will become non-refundable as of 5:00 p.m. on the forty fifth calendar day subsequent to the execution of this Agreement by both Seller and Buyer. In the event Buyer elects to proceed to Closing, Buyer will deliver the Secondary Deposit to the Escrow Agent within five (5) days as setforth above in Section 2(B) and upon deposit by the Escrow Agent the Secondary Deposit shall be non-refundable. Closing will occur not later than thirty (30) calendar days subsequent to the expiration of the Inspection Period. The Closing shall be held at the offices of Buyer’s counsel. If, prior to 5:00 p.m. on the seventy fifth calendar day subsequent to the execution of this Agreement, Buyer notifies Seller in writing that Buyer needs an additional thirty (30) days to effect Closing, Seller shall grant Buyer said additional thirty (30) days and Closing will be extended upon Buyer’s submitting the Extension Deposit as described above in Section 2(C) to the Escrow Agent. In the event Buyer elects to terminate this Agreement anytime after the expiration of the Inspection Period, the Initial Deposit, the Secondary Deposit (if applicable), and Extension Deposit (if applicable) the funds held by the Escrow Agent shall be paid to the Seller as liquidated damages, and neither party shall have any further obligation to the other with respect to this Agreement; provided, however, that if Seller is unable to deliver good title to the Assets, Escrow Agent shall refund the entire Deposit to Buyer if this Agreement is terminated by Buyer.

B. Seller agrees:

(i) At any reasonable time and from time to time during the Inspection Period, Buyer shall have the right to fully inspect the Assets and to satisfy itself that the Assets, as of the date of such inspection, that no material defects in the structure of the buildings of the Hotel; the zoning is compliant with the intended use as a hotel; the utilities are available at the site for the intended use; no undisclosed environmental hazards exist on the Property or in the Hotel. Seller shall use its best efforts to assure that Buyer has access to the Assets during normal business hours, and Seller shall provide all available information concerning the Assets that Buyer may reasonably request to assist Buyer in making such determinations if same are in Seller’ possession or control. Buyer may only contact Seller or Seller’s designated representative when seeking access to the Hotel.

(ii) Seller shall furnish to Buyer within ten (10) days of this Agreement being signed by both parties a copy of any title insurance examinations or policies, all environmental studies and reports, and all surveys, architectural plans and drawings, engineering reports, elevator reports, the leases referenced on Schedule 1 hereto, and any and all other reports relating to the roof, structure, mechanical, electrical, plumbing, heating or air-conditioning systems, and environmental reports.

5. Closing. Closing shall take place in accordance with Paragraph 4.A., above.

6. Title and Conveyances.

A. At Closing, Seller shall convey good and marketable fee simple title to the Property to Buyer by general warranty deed, clear insurable as such by Chicago Title Insurance Company (“Chicago Title”) at regular rates, on a Florida ALTA Form B Owner’s Policy, free and clear of any and all liens, defects, encumbrances, leases, easements, covenants, restrictions, or other matters whatsoever, whether recorded or unrecorded, except for: (i) the lien of real estate taxes or assessments not yet due and payable; and (ii) the easement for a road sign facing the interstate together with a right on ingress and egress for maintenance; (iii)Title Objections approved by Buyer pursuant to Section 6.B hereof.

B. Within fifteen (15) days after the date hereof, Buyer shall obtain a title insurance commitment issued by Chicago Title (the “Title Commitment”) at Buyer’s sole cost and expense. If Buyer determines that any matter or matters shown on the survey (if any) or the Title Commitment are unacceptable, Buyer shall have until the fifteenth (15th) calendar day after receipt of the Title Commitment, along with legible copies of all documents or plats appearing as exceptions in the Title Commitment, and the survey to give Notice to Seller of such objections which Buyer may have to the Title Commitment and/or Survey (the “Title Objections”). If Buyer fails to give any Notice of Title Objections to Seller by such date, Buyer shall be deemed to have waived this right to object to any title exceptions or defects in the Title Commitment or the Survey; provided however, that Buyer shall have the continuing right to have the Title Commitment updated from time to time and to give Seller written notice of any additional Title Objections arising after the effective date of the Title Commitment. Within fifteen (15) days after receipt of the Title Objections, Seller shall notify Buyer either that: (i) Seller shall correct such Title Objections; or (ii) Seller shall not correct such Title Objections. In the event that Seller elects to correct such Title Objections, Seller shall correct such Title Objections at or prior to the Closing. In the event that Seller elects not to correct such Title Objections, Buyer shall have the right, in its sole discretion, to either: (i) accept title “as is”; or (ii) terminate this Agreement, in which event the Deposit shall be promptly returned to Buyer and the parties hereto shall be released from any further liabilities or obligations hereunder. In the event Buyer notifies Seller of any Title Objections, and Seller fails to notify Buyer within the period set forth above of its election to cure or not cure such Title Objections, Seller shall be deemed to have elected to cure such Title Objections. Notwithstanding the provisions of this section and regardless of whether included in the Title Objections, Seller shall, at Seller’s sole expense, release at or prior to the Closing all liens and encumbrances securing the payment of money.

C. Seller shall convey the Personal Property to Buyer by a bill of sale that warrants that Seller owns and is conveying to Buyer good and marketable title to the Personal Property, free and clear of all liens and encumbrances.

7. Seller’s Representations and Warranties. Buyer has agreed to purchase the Assets as a result of Buyer’s review and inspection, and not because of or in reliance upon any representation made by the Seller or any principal or employee of Seller, or by any agent of the Seller, except as expressly set forth in this Agreement, and that it has agreed to purchase the Assets in their present condition, unless otherwise specified herein.

Notwithstanding the foregoing, Seller represents that, to the best of Seller’s knowledge, Seller is not in possession of any information, and no information has come to Seller’s attention that would cause Seller to conclude that: the Hotel, or any related facilities or utilities are not in conformance with applicable zoning, building codes or other laws and regulations; the Hotel is not free from faulty materials and constructed according to sound engineering standards and constructed in a workmanlike manner; or there is any environmental contamination, hazardous waste, asbestos, or other toxic substances, in the Hotel or on the Property upon which the Hotel is situated in any greater amount or degree than indicated in the environmental studies provided to Buyer, if any. Except to the extent available of the existing title policy and the environmental studies, if any, each of which has been or will be provided to Buyer, in accordance with this Agreement, Seller has not undertaken any independent investigation or verification of the matters described in this Paragraph. The foregoing notwithstanding, the parties acknowledge that the property is presently zoned for a hotel consisting of 160 rooms and a residential condominium consisting of 168 units.

The Hotel and all furniture, fixtures, equipment and appliances located in or serving the Hotel and the Personal Property, are being sold to Buyer “as is”.

A. Seller additionally represents and warrants to Buyer that to the best of Seller’s knowledge:

(i) Seller is duly qualified under the laws of the State of Florida and has full and absolute power and authority to enter into this Agreement and all ancillary documents delivered pursuant hereto and to perform all of its obligations hereunder. The individual or individuals executing this Agreement and all other instruments, documents and agreements to be executed by Seller hereunder are duly authorized to execute documents on behalf of Seller. The execution and delivery of this Agreement and the performance by the Seller of its obligations hereunder have been duly authorized by all requisite action or approval that is required in order to constitute this Agreement as a binding and enforceable obligation of the Seller, subject to the limitations and qualifications set forth herein, Seller has the full right to sell the Assets pursuant to this Agreement, and no further authorization or consent to this Agreement is necessary for Seller to sell the Assets to Buyer except as set forth herein.

(ii) There are no judgments, orders, or decrees of any kind against Seller unpaid or unsatisfied of record, nor, any legal action, suit or other legal proceeding pending before any court, or any administrative proceeding pending before any administrative agency relating to the Assets (including any notice of any proposed, pending or threatened condemnation proceeding) which would materially adversely affect the Assets and their intended use, nor has Seller received any actual notice of any such threatened legal action, suit or other legal or administrative proceeding relating to the

Assets. The foregoing notwithstanding, Seller acknowledges a claim by LodgeNet, Inc. for sums of money pertaining to the early cancellation of the LodgeNet Agreement relating to the operation of the existing Hotel on the premises. Further, Seller represents and warrants that if there are any claims or judgments, etc., that could adversely effect title to the premises Seller will, at its own cost and expense, settle such claims, judgments, etc. to the satisfaction of Buyer or Buyer’s Title Agency on or before closing.

(iii) Seller has received no notice of any proposed, pending or actual assessment made or to be made against the Assets by any governmental authority or instrumentality.

(iv) Seller covenants and represents that it has no personal knowledge of any handling, transportation, storage, treatment or usage of hazardous or toxic substances that has occurred in or on the Property during Seller’s ownership thereof in any greater amount or degree than indicated in the environmental studies provided to Buyer, if any. Seller further represents that Seller has no knowledge of any leak, spill, discharge, emission or disposal of hazardous or toxic substances which has occurred on the Property, and to the best of Seller’s knowledge that the soil, groundwater, soil vapor on or under the land is free of toxic or hazardous substances as of the date hereof other than that indicated in the environmental studies provided to Buyer, if any.

8. Fires or Casualty. Seller shall keep the Hotel insured against loss by fire or casualty in any amount of not less than Six Million Dollars ($6,000,000.00). If, prior to Closing, the Hotel is damaged and the cost of restoring such damage exceeds Two Million Dollars ($2,000,000.00), or if the Hotel is destroyed by casualty, then Buyer may, by written notice to Seller given within ten (10) days after such loss, terminate this Agreement and receive a refund of all deposits. Upon such termination, neither party shall have any further liability to the other party hereunder. Any other loss or damage to the Property shall not be in any way void or impair the obligations of the parties hereunder. If this Agreement is not terminated, insurance proceeds payable with respect to such damage shall be assigned to Buyer at Closing, the full Purchase Price (less an amount equal to the deductible under Seller’s insurance policy) shall be paid, and the Property shall be delivered to Buyer at Closing subject to damage.

9. Adjustments.

A. Real estate taxes, personal property taxes, utilities, water and sewer, rents, and other governmental assessments on the Property shall be prorated between Buyer and Seller on a calendar or fiscal year basis, using the fiscal year of the applicable taxing authority or the billing period for any utility service as the basis for accrual thereof, as of the date of the settlement or Closing. Seller shall pay all expenses of deed preparation, transfer fees, the transfer tax on said deed, half of the Escrow Agent’s fees and the cost, if any, for removal of title defects. Buyer agrees to pay in cash at closing the cost of recording all documents, including the deed, assignments, mortgage, financing statements, and other collateral documents, as may be applicable, the cost of the title examination, the title insurance premiums, and half of the Escrow Agent’s fees. Each party shall pay its respective attorney’s fees.

B. Seller shall receive credit for an amount equal to such prepaid expenses, if any, that inure to the benefit of Buyer.

10. Notices. All notices hereunder shall be in writing and sent by depositing it with a nationally recognized overnight courier services that obtains receipts, addressed to the appropriate party (and marked to a particular individual’s attention if so indicated) as hereinafter provided. Each notice shall be effective upon being so deposited. Rejection or other refusal by the addressee to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be the receipt of the notice sent. Any party shall have the right from time to time to change the address or individual’s attention to which notice to it or them shall be sent by giving the other party at least ten (10) days’ prior notice thereof. The notice address of the parties shall be as follows:

If to Seller:	VanTampa Plaza Hotel, Inc.
L. Joe VanWhy
27828 Lincoln Place
Wesley Chapel, FL 33544

With a copy to:	Salvatore Checho
287 Park Avenue
Bangor, PA 18013

And a copy to:	Harry F. Lee, Esquire
22 North Seventh Street
Stroudsburg, PA 18360

If to Buyer:	Mr. David R. Folsom
MHI Hospitality Corporation
814 Capitol Landing Road
Williamsburg, VA 23185

With a copy to:	Thomas J. Egan, Esquire
Baker McKenzie
815 Connecticut Avenue NW
Washington, DC 20006

With a copy to:	James J. Shimberg
Holland & Knight LLP
100 North Tampa Street
Suite 4100
Tampa, FL 33602

Notwithstanding anything in this paragraph to the contrary, any notice received in fact shall be deemed given in accordance with this paragraph.

11. Commission and Other Fees. There are no brokerage fees or commissions incurred as a result of the consummation of this Agreement other than those payable by Seller to Hodges Ward Elliott, which fee shall be paid by the Seller. In the event any claims arise for real estate brokerage commissions, fees, or other compensation in connection with the transaction contemplated herein (other than the commission due Broker as referenced herein), the party causing such claims, or through whom such claims are made, shall indemnify and hold the other party hereto harmless for any loss or damage which such other party suffers as a result thereof. The foregoing indemnification shall survive the Closing or earlier termination of this Agreement.

12. Default.

A. If Buyer does not terminate this Agreement during the Inspection Period, or any extension thereof, and Buyer fails to complete Closing for the purchase of the Property within the time period specified in Paragraphs 4 and 5, hereof, and such failure has not been cured by Buyer within fifteen (15) days following receipt of written notice specifying in detail the nature of such failure, Buyer shall be in default hereunder, and Seller shall retain all deposits held by the Escrow Agent as liquidated damages; provided, however, if Buyer’s failure to close on the purchase described herein is caused by Seller’s inability to deliver good title to the Assets, if demanded by Buyer, the entire Deposit shall be refunded to Buyer, and neither party shall have any further obligation to the other with respect to this Agreement.

B. If Seller fails to complete Closing in accordance with this Agreement through no fault of Buyer, Buyer shall be entitled to specific performance of this Agreement in addition to all other remedies to which Buyer is entitled at law or in equity, and the entire Deposit shall be immediately refunded to Buyer.

13. Entire Agreement and Modifications. This Agreement embodies and constitutes the final and entire agreement between the parties hereto and they shall not be bound by any terms, covenants, conditions, representations, or warranties not expressly contained herein. This Agreement may not be altered, changed, or amended by an instrument in writing, executed by both parties hereto.

14. Applicable Law. This Agreement shall be governed, construed, and enforced according to the laws of the State of Florida.

15. Headings. Descriptive headings are for convenience only and shall not control or affect the meanings or construction of any provision of this Agreement.

16. Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

17. Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The rights of Buyer under this Agreement may be assigned without the prior written consent of Seller.

19. General Provisions. All representations, warranties and covenants herein shall not be merged in the deed of conveyance but shall survive the closing for a period of one year. It is agreed that time is of the essence in the performance of the terms of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which counterparts taken together shall constitute one agreement. To facilitate execution and delivery of this Agreement, the parties hereto (and other signatories hereto) may exchange counterparts of the executed signature pages hereof by facsimile transmission. The signature of any party to any counterpart may be appended to any other counterpart

20. LodgeNet Agreement. Buyer agrees to make commercially reasonable efforts to enter into an agreement with LodgeNet, Inc. to provide Buyer with pay perview movies and other services contemplated to be offered by Buyer in its operation of the Hotel. Failure of Buyer to enter into such agreement shall not constitute a default hereunder.

21. Radon. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the date set forth below.

SELLER:
VanTampa Plaza Hotel, Inc.

July 12, 2007	By	/s/ L. Joe Van Why
Date		L. Joe Van Why, Executive Vice-President

BUYER:
MHI Hospitality Corporation

July 16, 2007	By	/s/ David R. Folsom
Date	Name:	David R. Folsom, COO

SCHEDULE I

LIST OF HOTEL CONTRACTS PROVIDED TO BUYER

1. Agreement with Mobility Technologies, Inc. for a roof top antenna lease

2. Agreement with Voicestream Tampa/Orlando, Inc. – TMobile South, L.L.C. for a roof top antenna Lease.

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